THIRD AMENDMENT TO
KBR BENEFIT RESTORATION PLAN
AS RESTATED EFFECTIVE DECEMBER 31, 2010
WHEREAS, KBR, Inc. (the “Company”) maintains the KBR Benefit Restoration Plan, as most recently restated effective December 31, 2010, and as subsequently amended (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to prospectively change the investment earnings credited on amounts allocated to the Accounts of Participants; and
WHEREAS, under Article X of the Plan, the Compensation Committee has the power and right from time to time to modify, amend, supplement, suspend or terminate the Plan subject to the terms of Article X;
NOW, THEREFORE, effective as of January 1, 2024, the Plan is hereby amended as follows:
1.Paragraph A of Article II of the Plan shall be deleted and the following shall be substituted therefor:
“(A)    Account: An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV, Paragraphs (A) and (B), amounts transferred to the Plan from other deferred compensation plans, and deemed interest or earnings credited pursuant to the provisions of Article IV, Paragraph (D).”
2.Paragraph N of Article II of the Plan shall be deleted and the following shall be substituted therefor:
“(N)    Grandfathered Plan Account: A memorandum bookkeeping account established on the records of the Employer for a Participant that is credited with specified deferrals of amounts earned and vested prior to January 1, 2005, and the deemed interest or earnings on such amounts determined in accordance with Article XIII, Paragraph B of the Grandfathered Plan. A Participant has a 100% non-forfeitable interest in his or her Grandfathered Plan Account at all times.”
3.Paragraphs (B) and (C) of Article IV of the Plan shall be amended to read as follows:
“(B)    Allocations to Participants under the Plan shall be made by crediting their respective Account on the books of their Employers as of the last day of the Allocation Year. Accounts of Participants shall also be credited with earnings or interest as of the last day of each Allocation Year, as set forth in Paragraph (C) below, on the average monthly credit balance of the Account being calculated by using the balance of each Account on the first day of each month. Prior to Termination of Service, the annual earnings or interest shall accumulate as a part of the Account balance. After Termination of Service, the annual interest for such Allocation Year shall be paid as more particularly set forth hereinafter in Article VII, Paragraph (D).
(C)    The Committee shall designate from time to time one or more hypothetical investment options for purposes of crediting earnings or losses to Participant Accounts (“Investment Options”). The Committee shall have the sole discretion to determine the nature of the Investment Options to be designated hereunder and the nature of the Investment Options and may change or eliminate any of the Investment Options from time to time. In the event of such change or elimination, the Committee shall give each Participant timely notice and opportunity to make a new election. No such change or elimination of any Investment Option shall be considered to be an amendment to the Plan pursuant to Article X. Unless otherwise determined by the Committee, the Investment Options shall consist of the same investment options offered under the KBR Elective Deferral Plan for the investment of deferral accounts under such plan. A Participant may request that his or her Account be allocated among the deemed Investment Options. If a Participant fails to make an election, his or her Account shall be deemed to be invested in a single fund selected by the Committee.
A Participant may request to change his or her deemed investment elections for future amounts allocated to his or her Account and amounts already allocated to his or her Account. Any such change shall be made by the Participant using the form or procedure prescribed by the Committee from time to time. The Committee shall establish procedures relating to changes in deemed investment elections, which may include limiting the percentage, amount and frequency of such changes and specifying the effective date for any such change.
Each Participant’s Account shall be credited monthly with the Credited Investment Return attributable to his or her Account. The “Credited Investment Return” is the amount that the Participant’s Account would have earned if amounts credited to the Account had, in fact, been invested in accordance with the Participant’s deemed investment elections.
Notwithstanding anything herein to the contrary, with respect to amounts credited to a Participant’s Account for Allocation Years prior to January 1, 2024 (except with respect to any discretionary amounts credited on or after January 1, 2024 that relate to 2023), in lieu of making a deemed investment election, such amounts may continue to be credited with interest at least annually at the Moody’s Average Corporate Bond Yield Rate (determined monthly); provided, however, that such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum. If a Participant chooses to make a deemed investment election for any amounts in his or her Account related to an Allocation Year prior to January 1, 2024, such amounts shall no longer be subject to a minimum 6% per annum or maximum 10% per annum rate of return and are not eligible for reinvestment in the Moody’s Average Corporate Bond Yield Rate (determined monthly) subject to such minimum and maximum rate of return.”

4.Article VII, Section (D) of the Plan shall be amended to read as follows:
“(D)    Interest or earnings on any payment to be paid to a specified employee under Paragraph (B) above that is delayed because of Section 409A shall be paid with the final payment. Where interest or earnings are accrued on an annual basis, the “specified employee” will be entitled to the prorated portion of such annual interest or earnings, as calculated up until the actual date of payout pursuant to this Paragraph.”
5.Article X of the Plan shall be amended to read as follows:
ARTICLE X
AMENDMENT OR TERMINATION OF PLAN
“The Compensation Committee shall have the power and right from time to time to modify, amend, supplement, suspend or terminate the Plan as it applies to each Employer, provided that amendments to the Plan (a) that are required to comply with applicable law or (b) that facilitate Plan administration without increasing benefits under the Plan to any Participants may be made by the Chief Executive Officer (the “CEO”), or his designee. Notwithstanding the preceding sentence, no such change in the Plan may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant. The interest rate applicable for periods subsequent to Termination of Service for amounts credited to Participants’ Accounts for Allocation Years prior to January 1, 2024, and for which the Participant has not otherwise made a deemed investment election under Article IV, Section (C), shall not be reduced below 6% per annum. Any such modification, amendment, supplement, suspension or termination shall be in writing and signed by a member of the Compensation Committee or its designee (or the CEO, or his designee, as applicable).”
6.Paragraph (B) of Article XIII of Appendix A of the Plan shall be deleted and the following shall be substituted therefor:
“(B)    Earnings or interest shall be credited at least annually on amounts allocated to Participants’ Accounts. The Committee shall designate from time to time one or more hypothetical investment options for purposes of crediting earnings or losses to Participant Accounts (“Investment Options”). The Committee shall have the sole discretion to determine the nature of the Investment Options to be designated hereunder and the nature of the Investment Options and may change or eliminate any of the Investment Options from time to time. In the event of such change or elimination, the Committee shall give each Participant timely notice and opportunity to make a new election. No such change or elimination of any Investment Option shall be considered to be an amendment or material modification to the Grandfathered Plan. Unless otherwise determined by the Committee, the Investment Options shall consist of the same investment options offered under the KBR Elective Deferral Plan for the investment of deferral accounts under such plan. A Participant may request that his or her Account be allocated among the deemed Investment Options. If a Participant fails to make an election, his or her Account shall be credited with interest at least annually at the Moody’s Average Corporate Bond Yield Rate (determined monthly); provided, however, that such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum.
A Participant may request to change his or her deemed investment elections for amounts allocated to his or her Account. Any such change shall be made by the Participant using the form or procedure prescribed by the Committee from time to time. The Committee shall establish procedures relating to changes in deemed investment elections, which may include limiting the percentage, amount and frequency of such changes and specifying the effective date for any such change.
Each Participant’s Account shall be credited monthly with the Credited Investment Return attributable to his or her Account. The “Credited Investment Return” is the amount that the Participant’s Account would have earned if amounts credited to the Account had, in fact, been invested in accordance with the Participant’s deemed investment elections.
Notwithstanding anything herein to the contrary, in lieu of making a deemed investment election, such amounts may continue to be credited with interest at least annually at the Moody’s Average Corporate Bond Yield Rate (determined monthly); provided, however, that such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum. If a Participant chooses to make a deemed investment election for any amounts in his or her Account, such amounts shall no longer be subject to a minimum 6% per annum or maximum 10% per annum rate of return and are not eligible for reinvestment in the Moody’s Average Corporate Bond Yield Rate (determined monthly) subject to such minimum and maximum rate of return.”
7.Except as expressly amended hereby, the Plan is ratified and confirmed in all respects and shall remain in full force and effect.

APPROVED by the Compensation Committee of the Board of Directors of the Company and EXECUTED this __6th_ day of _____December______ 2023, effective for all purposes as provided above.

KBR, INC.

By: /s/ Stuart J. B. Bradie

Name: Stuart J. B. Bradie
Title: President and Chief Executive Officer

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